Exhibit 10.1B

July 15, 2021

John Rakow

Re: Promotion Letter, General Counsel

Dear John,

I am pleased to offer you a promotion with Adverum Technologies, Inc. (the “Company”) to the General Counsel role, reporting to the Chief Operating Officer, Peter Soparkar. The terms of this letter amend your January 20, 2020 Offer Letter (“Offer Letter”). You will work at our office located in Redwood City, California, Of course, the Company may change your position, duties, and work location from time to time in its discretion.

If you decide to accept this promotion, this letter agreement (the “Agreement”) memorializes your compensation and other employment terms. These terms will become effective on the date of your promotion (the “Promotion Date”).

1.    Compensation and Benefits.

Base Compensation:

Your base salary will be $375,000 annually ($15,625 per pay period), subject to payroll deductions and all required withholdings, reflecting your full-time employment with the Company. As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Annual Bonus:

In addition, for each calendar year starting with 2021 you will be eligible to earn an annual performance bonus with a target bonus amount equal to 30% of your base salary (as of January 1st of the bonus year). Your target annual bonus for the 2021 calendar year may be prorated based on your Promotion Date. Your annual bonus will be calculated based on attainment of individual goals (including corporate and personal objectives) to be determined by the Company’s management each year, as well as such other criteria deemed relevant by the Company. Bonus payments will be in the form of cash and will be granted entirely at the discretion of the Company’s CEO and Board of Directors or its Compensation Committee. Any cash bonus payments will be less payroll deductions and all required withholdings. The bonus is not earned until paid (that is, you must be employed by the Company on the date the bonus is paid in order to be entitled to receive the bonus) and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

2.    Promotion Equity Grant.

In addition, if you accept this Promotion, it will be recommended at the first meeting of the Company’s Board of Directors or its Compensation Committee that the Company grant you options to purchase 50,000 shares of the Company’s common stock with an exercise price per share equal to the closing price of the common stock on the date of grant (the “Option”). The Option will be granted pursuant to the Company’s 2014 Equity Incentive Plan. The option will vest and become exercisable as follows: subject to you continuing employment with the Company through each vesting date, 25% of the shares of common stock subject to the award of the Option shall vest on the first anniversary of the vesting commencement date (your Promotion Date) and 1/48th of the total shares granted shall vest and become exercisable monthly following such anniversary such that the entire award shall be vested and exercisable on the fourth anniversary of the vesting commencement date. The Option will be an incentive stock option to the maximum extent allowed by the tax code and shall be subject to the other terms and conditions set forth in the Company’s 2014 Equity Incentive Plan and the Company’s standard form of Stock Option Agreement. You should consult with your own tax advisor concerning the risks associated with accepting the Option.

3.    At Will Employment.

This Promotion Letter does not alter the employment relationship with the Company will be an “at-will” nature of your employment arrangement with the Company.

4.    Offer Letter Remains in Force. Except as explicitly amended herein, all other terms of your Offer Letter remain unchanged and in force.

5.    Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

Please sign and date this letter, and the attached Change of Control Agreement and the Proprietary Information and Invention Assignment Agreement, and return them to me in order to confirm your acceptance of our offer and agreement to these employment terms. This offer of employment will terminate if it is not accepted, signed and returned by July 19, 2021. If you accept this promotion, your Promotion Date will be July 15, 2021.

Signature Page Follows

We look forward to a favorable reply and a productive and enjoyable work relationship with you.

Sincerely,

Adverum Biotechnologies, Inc.:

/s/ Peter Soparkar
Peter Soparkar
Chief Operating Officer

Understood and Accepted:

/s/ John Rakow
Name: John Rakow
Date: 2021-07-16 | 17:22:24 PDT